Exhibit 99.1

Columbia Bancorp Announces Stock Repurchase Program

    THE DALLES, Ore.--(BUSINESS WIRE)--Aug. 1, 2003--The Board of Directors of Columbia Bancorp (Nasdaq:CBBO) has authorized a program to repurchase shares of Columbia Common Stock.
    The repurchase will be made on the open market pursuant to Securities Exchange Act Rule 10b-18. The repurchase plan authorizes Columbia to repurchase Common Stock valued at up to $1.6 million. Management expects that repurchases will occur from time to time during 2003 and until June 30, 2004 (or sooner if the maximum amount has been repurchased prior to that date). The number, timing and price of the repurchases shall be at Columbia's sole discretion, and the program may be reevaluated periodically depending on market prices and conditions, liquidity needs and other factors. Based on such periodic evaluations, Columbia may at any time suspend, limit, modify or terminate its repurchase program without prior notice.
    Columbia has authorized the repurchase program because the Board of Directors believes in the long-term value of Columbia's stock, and that such repurchase constitutes a sound investment use of Columbia's funds.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 18 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliation with CRB Financial Services.

    NOTE REGARDING FORWARD LOOKING STATEMENTS

    Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia, as well as the plans and present intentions of management and the board of directors, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Readers should not construe these statements as assurances of performance or as guarantees of a particular course of action, and some factors that could cause us to deviate from our plans or to vary from our expectations include the impact of competition and interest rates on revenues and margins, the trading volume and price of our stock, and other risks and uncertainties detailed from time to time in Columbia's public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541-298-6633
             or
             Greg B. Spear, 541-298-6612